Exhibit 4.6

FIFTH AMENDMENT
TO
AGREEMENT OF LIMITED PARTNERSHIP
OF HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P.

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P. (this “Amendment”), dated as of May 7, 2021, is entered into by HEALTHCARE TRUST, INC., a Maryland corporation, as general partner (the “General Partner”) of HEALTHCARE TRUST OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), for itself and on behalf of any limited partners of the Partnership. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Amended and Restated Agreement of Limited Partnership of the Partnership entered into on February 14, 2013 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”).

WHEREAS, on December 6, 2019, the General Partner, for itself and on behalf of any limited partners of the Partnership, entered into the Third Amendment to the Partnership Agreement (the “Third Amendment”) to set forth the designations, allocations, preferences, conversion and other special rights, powers and duties of a new series of Preferred Units (as defined in the Third Amendment) of the Partnership designated as the “7.375% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”);

WHEREAS, the Series A Preferred Units were created and were initially issued in conjunction with the General Partner’s initial issuance and sale of shares of its 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), and, as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially similar;

WHEREAS, through the date hereof, the General Partner has issued and sold 1,610,000 shares of Series A Preferred Stock, and, in connection therewith, the General Partner, in accordance with Section 4.2(b) and 4.3(a) of the Partnership Agreement, has contributed the net proceeds from the sales to the Partnership in exchange for, and has caused the Partnership to issue to the General Partner, 1,610,000 Series A Preferred Units;

WHEREAS, the General Partner has authorized the issuance and sale of up to 2,530,000 additional shares of Series A Preferred Stock at a gross offering price of $25.00 per share of Series A Preferred Stock and, the General Partner, in accordance with Section 4.2(b) and 4.3(a) of the Partnership Agreement, will contribute the net proceeds of any such issuance and sale to the Partnership in exchange for, and will cause the Partnership to issue to the General Partner, an equal number of Series A Preferred Units; and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 14.1(a) of the Partnership Agreement, and as authorized by resolutions adopted by the offering committee of the Board of Directors of the General Partner, which has been delegated certain power and authority of the Board of Directors of the General Partner, on May 6, 2021, the General Partner desires to amend the Partnership Agreement to increase the number of Series A Preferred Units authorized for issuance.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1

Annex A to the Partnership Agreement is hereby amended by deleting Section 1 thereof and replacing such Section with the following new Section 1:

“1. Designation and Number. A series of Preferred Units (as defined below) of Healthcare Trust Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “7.375% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 4,740,000.”

Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

HEALTHCARE TRUST, INC.

By:	/s/ Edward M. Weil, Jr.
	Name:	Edward M. Weil, Jr.
	Title:	Chief Executive Officer and President

[Signature Page to the Fifth Amendment to the Agreement of Limited Partnership]